Exhibit 10.1

NOVOCURE LIMITED

2015 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this NovoCure Limited 2015 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors incentive awards in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders. The Plan, as set forth herein, is effective as of the Effective Date (as defined in Article XIV).

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” has the meaning set forth in Section 4.2(d).

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of shares, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of shares, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided, however, that if the Ordinary Shares subject to any Award does not constitute “service recipient stock” for purposes of Section 409A of the Code, the Company intends that such award shall be designed to comply with or be exempt from Section 409A of the Code.

2.3 “Appreciation Award” means any Award under this Plan of any Share Option or Other Share-Based Award, provided that such Other Share-Based Award is based on the appreciation in value of an Ordinary Share in excess of an amount equal to at least the Fair Market Value of the Ordinary Share on the date such Other Share-Based Award is granted.

2.4 “Award” means any award under this Plan of any Share Option, Restricted Shares, Other Share-Based Awards and/or Performance-Based Cash Awards. All Awards shall be confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following, as determined by the Committee in its sole discretion: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)) and if “cause” is not defined in the applicable Award agreement, termination due to (i) the Participant’s being indicted for, charged with or convicted of, or plea of guilty or nolo contendere to, a felony under United States or applicable state law or (y) any crime involving moral turpitude; (ii) perpetration by the Participant of an illegal act, dishonesty, or fraud that could cause economic injury to the Company or any act of moral turpitude by the Participant; (iii) the Participant’s insubordination, refusal to perform, or unsatisfactory performance of his or her duties or responsibilities for any reason other than illness or incapacity; (iv) deliberate failure by the Participant to perform the Participant’s duties, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee in its sole discretion; or (v) the Participant’s willful misconduct with regard to the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import) or if “cause” is defined in the applicable Award agreement, “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Companies (Jersey) Law 1991, as amended.

2.7 “Change in Control” has the meaning set forth in Section 10.2.

2.8 “Change in Control Price” has the meaning set forth in Section 10.1.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.10 “Committee” means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, the Compensation Committee of the Board, or such other committee or subcommittee of the Board appointed from time to time by the Board, which Compensation Committee, committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be (i) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “nonemployee director” as defined in Rule 16b-3; (ii) to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; and (iii) an “independent director” as defined under NASDAQ Listing Rules, the NYSE Listed Company Manual or such other applicable stock exchange rule, as applicable and as amended and/or restated from time to time; and (b) with respect to the application of this Plan to Non-Employee Directors, the Board. To the extent that no Committee exists which has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed references to the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11 “Company” means NovoCure Limited, a public limited company incorporated under the laws of Jersey, Channel Islands, and its successors by operation of law.

2.12 “Consultant” means any natural person who is not an Eligible Employee and who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, provided that such services are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.13 “Detrimental Activity” means: (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company’s or its Affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its Affiliates that is acquired by a Participant prior to the Participant’s Termination; (b) activity while employed or performing services that results, or if known could result, in the Participant’s Termination that is classified by the Company as a termination for Cause; (c) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any non-clerical employee of the Company or its Affiliates to be employed by, or to perform services for, the Participant or any Person with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such Person) or any Person from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (d) any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of the Company or its Affiliates without, in all cases, written authorization from the Company; (e) the Participant’s Disparagement, or inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; (f) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company or its Affiliates, or the rendering of services to such organization or business if such organization or business is otherwise prejudicial to or in conflict with the interests of the Company or its Affiliates, provided, however, that competitive activities shall only be those competitive with any business unit or Affiliate of the Company with regard to which the Participant performed services at any time within the two years prior to the Participant’s Termination; or (g) breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or noncompetition or nonsolicitation agreement). For purposes of subsections (a), (c), (d) and (f) above, the Chief Executive Officer of the Company (or his designee as evidenced in writing) shall have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall each have authority to provide the Participant with such authorization.

2.14 “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee, in its sole discretion, of the Disability. Notwithstanding the foregoing, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code. Notwithstanding the foregoing, for an Award under the Plan that provides for vesting and/or payment or settlement triggered upon a Disability and that constitutes a Section 409A Covered Award, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code, (B) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement.

2.15 “Disparagement” means, except as may be required by applicable law or legal process, making comments or statements that could reasonably be expected to adversely affect in any manner: (a) the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.16 “Effective Date” means the effective date of the Plan as defined in Article XIV.

2.17 “Eligible Employees” means each employee of the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.19 “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price reported for the Ordinary Shares on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Ordinary Shares shall not have been reported or quoted on such date, on the first day prior thereto on which the Ordinary Shares were reported or quoted. If the Ordinary Shares are not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Ordinary Shares as determined by the Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 422 of the Code or Section 409A of the Code, as applicable. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted, or if such grant date is not a trading day, the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award the applicable date shall be the date a notice of exercise is received by the Committee (or its designee) or, if not a day on which the applicable market is open, the next day that it is open. Notwithstanding anything herein to the contrary, for purposes of Share Options that are granted effective on the Registration Date, if any, the Fair Market Value shall equal the initial public offering price of the Ordinary Shares.

2.20 “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.

2.21 “Incentive Share Option” means any Share Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.22 “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.23 “Non-Qualified Share Option” means any Share Option awarded under this Plan that is not an Incentive Share Option.

2.24 “Ordinary Shares” means the ordinary shares of the Company, of no par value.

2.25 “Other Share-Based Award” means an Award under Article VIII of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Ordinary Shares, including, without limitation, an Award valued by reference to an Affiliate.

2.26 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.27 “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to this Plan.

2.28 “Performance-Based Cash Award” means a cash Award under Article IX of this Plan that is payable or otherwise based on the attainment of certain pre-established performance criteria during a Performance Period.

2.29 “Performance Goals” has the meaning set forth in Exhibit A.

2.30 “Performance Period” means each fiscal year of the Company or such other period (as specified by the Committee) over which the attainment of any performance criteria (including, the Performance Goals) is to be measured.

2.31 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

2.32 “Plan” means this NovoCure Limited 2015 Omnibus Incentive Plan, as amended from time to time in accordance with its terms.

2.33 “Registration Date” means the first date on or after the Effective Date (a) on which the Company sells its Ordinary Shares in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act or (b) any class of common equity securities of the Company is required to be registered under Section 12 of the Exchange Act.

2.34 “Restricted Shares” means an Award of Ordinary Shares under this Plan that is subject to restrictions under Article VII.

2.35 “Restriction Period” has the meaning set forth in Subsection 7.3(a) with respect to Restricted Shares.

2.36 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act.

2.37 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

2.38 “Section 409A Covered Award” has the meaning set forth in Section 13.14.

2.39 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.40 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.41 “Share Option” or “Option” means any option to purchase Ordinary Shares granted to Eligible Employees, Non-Employee Directors or Consultants granted pursuant to Article VI.

2.42 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.43 “Ten Percent Shareholder” means a person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent.

2.44 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable. Notwithstanding the foregoing, with respect to any Award that constitutes a Section 409A Covered Award, the payment of which is triggered by a Participant’s Termination, “Termination” shall mean a “separation from service” as defined under Section 409A of the Code.

2.45 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are substantially impaired, may otherwise define Termination of Consultancy thereafter.

2.46 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.47 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or approved personal leave of absence) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are substantially impaired, may otherwise define Termination of Employment thereafter.

2.48 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, offer, sale, assignment, pledge, lease, donation, grant, gift, bequest, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, offer, sell, assign, pledge, lease, donate, grant, gift, bequest, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

2.49 “Transition Period” means the “reliance period” under Treasury Regulation Section 1.162-27(f)(2), which ends on the earliest to occur of the following: (i) the date of the first annual meeting of shareholders of the Company at which directors are to be elected that occurs after December 31, 2018 or, if the Registration Date does not occur in 2015, the date of the first annual meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; (ii) the date the Plan is materially amended for purposes of Treasury Regulation Section 1.162-27(h)(1)(iii); or (iii) the date all Ordinary Shares available for issuance under this Plan have been allocated. The Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply during the applicable reliance period. Notwithstanding the forgoing, during the Transition Period, the Committee may establish performance goals as it determines in its sole discretion.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

3.2 Grants of Awards. The Committee shall have full authority and discretion, as provided in Section 3.4, to grant and administer, pursuant to the terms of this Plan, to Eligible Employees, Consultants and Non-Employee Directors: (i) Share Options, (ii) Restricted Shares, (iii) Other Share-Based Awards and (vi) Performance-Based Cash Awards. In particular, the Committee shall have the authority to:

(a) select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b) determine, in its sole discretion, whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants or Non-Employee Directors;

(c) determine, in its sole discretion, the number of Ordinary Shares to be covered by each Award granted hereunder;

(d) determine, in its sole discretion, the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction, forfeiture or limitation, any vesting schedule or acceleration or waiver thereof, regarding any Award and the Ordinary Shares relating thereto, based on such factors, if any, as the Committee shall determine in its sole discretion);

(e) determine, in its sole discretion, whether, to what extent and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f) determine, in its sole discretion, whether, to what extent and under what circumstances Ordinary Shares and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or may be deferred at the election of the Participant in any case, in a manner intended to comply with or be exempt from Section 409A of the Code;

(g) determine, in its sole discretion, whether a Share Option is an Incentive Share Option or Non-Qualified Share Option;

(h) determine, in its sole discretion, whether to require a Participant, as a condition of the granting of any Award, to refrain from selling or otherwise disposing of shares acquired pursuant to an Award for a period of time as determined by the Committee in its sole discretion, following the date of the acquisition of such Award;

(i) set the performance criteria and the Performance Period with respect to any Award for which the grant, vesting or payment of such Award is conditioned upon the attainment of specified performance criteria and to certify the attainment of any such performance criteria; provided, that with regard to any Award that is intended to comply with Section 162(m) of the Code, the applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto;

(j) adopt, alter and repeal sub-plans or programs under the Plan as it shall deem necessary or advisable;

(k) amend, after the date of grant, the terms that apply to an Award, provided that such amendment does not substantially impair the Participant’s rights under the Award;

(l) generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of this Plan;

(m) construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and

(n) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto.

3.3 Guidelines. Subject to Article XI hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan; provided, that with regard to any provision of this Plan or any agreement relating thereto that is intended to comply with Section 162(m) of the Code following the Transition Period, any such action by the Committee shall be permitted only to the extent such action would be permitted under Section 162(m) of the Code. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan; provided, that with regard to any provision of this Plan or any agreement relating thereto that is intended to comply with Section 162(m) of the Code following the Transition Period, any such action by the Committee shall be permitted only to the extent such action would be permitted under Section 162(m) of the Code. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws and may impose any limitations and restrictions that it deems necessary to comply with the applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, this Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” is intended to rely on the Transition Period and, following the Transition Period, to comply the applicable provisions of Section 162(m) of the Code, and this Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the Article of Association of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written/electronic consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the Article of Association of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a) The Committee may, to the extent permitted by applicable law and applicable exchange rules, designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and Article of Association of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such employee’s, officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or Article of Association of the Company or any Affiliate, any contractual indemnification obligations or otherwise. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares.

(a) General Limitations.

(i) The maximum aggregate number of Ordinary Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall (subject to any increase or decrease pursuant to Section 4.2) initially be equal to 12,900,000 shares, which amount shall automatically increase on December 31st of each year during the term of the Plan as set forth in Article XV, commencing on December 31st of the calendar year in which the Registration Date occurs, in an amount equal to 4% of the total number of Ordinary Shares outstanding on December 30st of such calendar year; provided, however, that the Board may act prior to December 31 of each calendar year to provide that there will be no such increase in for such calendar year or that the increase for such year will be a smaller number of shares of Ordinary Shares than would otherwise occur pursuant to this Section 4.1(a)(i).

(ii) Shares issued under this Plan may be either authorized and unissued Ordinary Shares or Ordinary Shares held in or acquired for the treasury of the Company, or both. If any Option or Other Share-Based Award that is an Appreciation Award granted under this Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Ordinary Shares underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any Restricted Shares or Other Share-Based Awards that is not an Appreciation Award granted under this Plan to a Participant are forfeited for any reason, the number of forfeited Restricted Shares or Other Share-Based Awards denominated in Ordinary Shares shall again be available for the purposes of Awards under the Plan. The number of Ordinary Shares available for the purpose of Awards under the Plan shall be reduced by (i) the total number of Share Options or Other Share-Based Awards that are Appreciation Awards that have been exercised, regardless of whether or not any of the Ordinary Shares underlying such Awards are actually issued to the Participant as the result of a net settlement, and (ii) any Ordinary Shares used to pay any exercise price or tax withholding obligation with respect to any Award. For the avoidance of doubt, in determining the number of Ordinary Shares available for Awards, if Ordinary Shares have been delivered or exchanged as full or partial payment to the Company for payment of the exercise price or purchase price of an Award under the Plan, or for payment of withholding taxes with respect to Awards under the Plan, or if the number Ordinary Shares otherwise deliverable has been reduced for payment of the exercise price or purchase price or for payment of withholding taxes, the number of Ordinary Shares exchanged as payment in connection with the exercise or for withholding or reduced shall not again be available for purpose of Awards under the Plan. In addition, Ordinary Shares purchased or acquired by the Company on the open market or otherwise using proceeds received by the Company from the exercise of Share Options granted under the Plan shall not again be available for purposes of Awards under this Plan. Notwithstanding anything to the contrary herein, Awards that, by their terms, may be settled solely in cash shall not be deemed to use any Ordinary Shares which may be issued under this Plan.

(b) Individual Participant Limitations for Eligible Employees and Consultants. Except as otherwise provided herein, at all times following the Effective Time:

(i) the maximum number of Ordinary Shares subject to any Award of Share Options, Restricted Shares or Other Share-Based Award denominated in Ordinary Shares for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 7.3(a)(ii) herein which may be granted under this Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 2,900,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of Ordinary Shares for all types of Awards during any fiscal year of the Company does not exceed 4,400,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2). In the case of an Other Share-Based Award denominated in Ordinary Shares, each Ordinary Share deliverable pursuant to such an Other Share-Based Award denominated in Ordinary Shares shall be referenced at the time of grant to the maximum number of Ordinary Shares payable at the maximum performance level, provided that such shares shall be charged against the available shares under this Plan at the time the unit value measurement is converted to a referenced number of Ordinary Shares in accordance with Article VIII;

(ii) the maximum aggregate value at grant of all Other Share-Based Awards with respect to any fiscal year of the Company that are denominated in cash that may be granted under this Plan with respect to any fiscal year of the Company to each Eligible Employee or Consultant shall be $15,000,000. To the extent the number of shares deliverable under an Other Share-Based Awards is denominated in cash or otherwise determined by a value measurement (whether as a fixed amount, pursuant to a formula or otherwise), such shares shall be charged against the available shares under this Plan at the time the unit value measurement is converted to a referenced number of Ordinary Shares in accordance with Article VIII;

(iii) the individual Participation limitation for Performance-Based Cash Awards is set forth in Section 9.2(f) of this Plan;

provided, however, that the foregoing limits shall not apply to (A) Options, Restricted Shares or Other Share-Based Awards that constitute “restricted property” under Code Section 83 to the extent granted during the Transition Period or (B) Performance-Based Cash Awards or Other Share-Based Awards that do not constitute “restricted property” under Code Section 83 to the extent paid or otherwise settled during the Transition Period.

4.2 Changes.

(a) The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference shares ahead of or affecting the Ordinary Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, (vi) any Section 4.2(d) Event or (vii) any other corporate act or proceeding.

(b) Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure or business of the Company by reason of any share split, reverse share split, share dividend, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, issuance of rights or warrants to purchase any Ordinary Shares or securities convertible into Ordinary Shares, any sale or transfer of all or part of the Company’s assets or business, or any other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718 (each, a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or under other Awards granted under the Plan, (iii) the purchase price thereof, and/or (iv) the individual Participant limitations set forth in Section 4.1(b) (other than those based on cash limitations) shall be appropriately adjusted by the Committee as the Committee determines, in its sole discretion, to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. In connection with any Section 4.2 Event, the Committee may provide for the cancellation of any outstanding Awards and payment in cash or other property in exchange therefore. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other

Extraordinary Event”), then the Committee may adjust any Award and make such other adjustments to the Plan as described in subsections (i) through (iv) above. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and shall be executed in such manner as the Committee may deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event. Notwithstanding the foregoing, (i) any adjustments made pursuant to Section 4.2 to Awards that are considered “non-qualified deferred compensation” within the meaning of Section 409A of the Code shall be made in a manner intended to comply with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 4.2 to Awards that are not considered “non-qualified deferred compensation” subject to Section 409A of the Code shall be made in a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

(c) Fractional Ordinary Shares resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down to the nearest whole share. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

(d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Ordinary Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may terminate all outstanding and unexercised Share Options, or any Other Share-Based Award that is an Appreciation Award, effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void and the applicable provisions of Section 4.2(b) and Article X shall apply. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may terminate any

Appreciation Award for which the exercise price is equal to or exceeds the Fair Market Value without payment of consideration therefore. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article X shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Ordinary Shares are issued under this Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All Eligible Employees, Consultants, Non-Employee Directors and prospective employees and prospective consultants of the Company and its Affiliates, are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive Ordinary Shares may be granted under this Plan to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate if such Ordinary Shares do not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Consultant or Non-Employee Director unless such Award is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.

5.2 Incentive Share Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Share Options under this Plan. Eligibility for the grant of an Incentive Share Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The grant, vesting and exercise of Awards granted to a prospective employee or prospective consultant of the Company and its Affiliates are conditioned upon such Person actually becoming an Eligible Employee or Consultant. Awards may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit; provided, however, that no Award may be granted to a prospective Eligible Employee or Consultant or Non-Employee Director unless the Company determines, in its sole discretion, that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions (and, in the case of an Award to be made to a new Eligible Employee or Consultant who has not performed prior services for the Company, the Company may require payment for the Ordinary Shares by cash or check to the extent required or deemed advisable by the Committee, in its sole discretion, in order to ensure proper issuance of the shares in compliance with applicable law).

ARTICLE VI

SHARE OPTIONS

6.1 Options. Share Options may be granted alone or in addition to other Awards granted under this Plan. Each Share Option granted under this Plan shall be of one of two types: (a) an Incentive Share Option or (b) a Non-Qualified Share Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Share Options, Non-Qualified Share Options, or both types of Share Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Share Options. To the extent that any Share Option does not qualify as an Incentive Share Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Share Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Share Option.

6.3 Incentive Share Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Share Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

6.4 Terms of Options. Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per Ordinary Share subject to a Share Option shall be determined by the Committee in its sole discretion at the time of grant, provided that the per share exercise price of a Share Option shall not be less than 100% (or, in the case of an Incentive Share Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value of the Ordinary Shares at the time of grant.

(b) Share Option Term. The term of each Share Option shall be fixed by the Committee, provided that no Share Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Share Option granted to a Ten Percent Shareholder shall not exceed five years.

(c) Exercisability.

(i) Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, in its sole discretion, at grant. If the Committee provides that any Share Option is exercisable subject to certain limitations (including, without limitation, that such Share Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Share Option may be exercised), based on such factors, if any, as the Committee shall determine in its sole discretion.

(ii) Unless otherwise determined by the Committee, in its sole discretion, at grant, the Option agreement shall provide that (A) in the event the Participant engages in Detrimental Activity prior to any exercise of the Share Option, all Share Options (whether vested or unvested) held by the Participant shall thereupon terminate and expire, (B) as a condition of the exercise of a Share Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (C) in the event the Participant engages in Detrimental Activity during the one-year period commencing on the date the Share Option is exercised, the Company shall be entitled to recover from the Participant, at any time within one year after such Detrimental Activity, and the Participant shall pay over to the Company, the Ordinary Shares received from such exercise, or, if such Ordinary Shares have been transferred, an amount equal to Fair Market Value of such Ordinary Shares on the date of such exercise. The foregoing provisions described in subsections (A), (B) and (C) shall cease to apply upon a Change in Control.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Share Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Committee (or its designee) specifying the number of Ordinary Shares to be purchased. Such notice shall be in a form acceptable to the Company and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Ordinary Shares are traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Share Options or by payment in full or in part in the form of Ordinary Shares owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Ordinary Shares on the payment date as determined by the Committee in its sole discretion). No Ordinary Shares shall be issued until payment therefor, as provided herein, has been made or provided for. For the avoidance of doubt, the Company may not use the cash proceeds it receives from Share Option exercises to repurchase Ordinary Shares on the open market for reuse under the Plan.

(e) Non-Transferability of Options. No Share Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Share Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant, or if no rights of the Participant are substantially impaired, thereafter that a Non-Qualified Share Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Share Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms and conditions of this Plan and the applicable Award agreement. Any Ordinary Shares acquired upon the exercise of a Non-Qualified Share Option by a permissible transferee of a Non-Qualified Share Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Share Option shall be subject to the terms and conditions of this Plan and the applicable Award agreement.

(f) Termination by Death or Disability. Unless otherwise determined by the Committee, in its sole discretion, at the time of grant, or if no rights of the Participant are substantially impaired, thereafter, if Participant’s Termination is by reason of death or Disability, all Share Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Share Options.

(g) Involuntary Termination Without Cause. Unless otherwise determined by the Committee, in its sole discretion, at grant, or if no rights of the Participant are substantially impaired, thereafter, if a Participant’s Termination is by involuntary termination without Cause, all Share Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Share Options.

(h) Voluntary Termination. Unless otherwise determined by the Committee, in its sole discretion, at grant, or if no rights of the Participant are substantially impaired, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in subsection (i)(y) below), all Share Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Share Options.

(i) Termination for Cause. Unless otherwise determined by the Committee, in its sole discretion, at grant, or if no rights of the Participant are substantially impaired, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in subsection (h) above) after the occurrence of an event that would be grounds for a Termination for Cause, all Share Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Share Options. Unless otherwise determined by the Committee, in its sole discretion, at grant, or if no rights of the Participant are substantially impaired, thereafter, Share Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Share Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other share option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Share Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Share Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Share Option shall be treated as a Non-Qualified Share Option. Should any provision of this Plan not be necessary in order for the Share Options to qualify as Incentive Share Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

(l) Form, Modification, Extension and Renewal of Share Options. Subject to the terms and conditions and within the limitations of this Plan, Share Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, subject to Section 11.1(iv), (i) modify, extend or renew outstanding Share Options granted under this Plan (provided that (x) the rights of a Participant are not substantially impaired or adversely affected without his or her consent and (y) such action does not subject the Share Options to Section 409A of the Code or otherwise extend the Share Option beyond its stated term), and (ii) accept the surrender of outstanding Share Options (up to the extent not theretofore exercised) and authorize the granting of new Share Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding anything herein to the contrary, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the shareholders of the Company.

(m) Other Terms and Conditions. Share Options may contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Committee shall deem appropriate; provided, however, that Options shall not provide for the grant of the same number of Options as the number of shares used to pay for the exercise price of Options or shares used to pay withholding taxes (i.e., “reloads”).

ARTICLE VII

RESTRICTED SHARES

7.1 Awards of Restricted Shares. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine, in its sole discretion, the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Shares shall be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (if any), and all other terms and conditions of the Awards.

Unless otherwise determined by the Committee, in its sole discretion, at grant, each Award of Restricted Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Shares, the Committee shall direct that all unvested Restricted Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company any Ordinary Shares held by the Participant as a result of the vesting of Restricted Shares, or, if transferred, an amount equal to the Fair Market Value at the time of vesting, of any Restricted Shares which had vested in the period referred to above, or, if such Ordinary Shares have been transferred, an amount equal to Fair Market Value of such Ordinary Shares on the date of such vesting. The foregoing provision shall cease to apply upon a Change in Control.

The Committee may condition the grant or vesting of Restricted Shares upon the attainment of specified performance criteria (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine in its sole discretion.

7.2 Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Shares shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Shares, if any, shall be fixed by the Committee. Subject to Section 4.3, the purchase price for Restricted Shares may be zero to the extent permitted by applicable law.

(b) Acceptance. The Committee may require, in its sole discretion, that Awards of Restricted Shares must be accepted within a period of 60 days after the grant date (or such shorter period as the Committee may specify at grant), by executing a Restricted Share Award agreement and by paying the purchase price of Restricted Shares (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Shares shall be issued a share certificate in respect of such Restricted Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of the NovoCure Limited (the “Company”) 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and an Award Agreement entered into between the registered owner and the Company. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If share certificates are issued in respect of Restricted Shares, the Committee may require that any share certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Shares, the Participant shall have delivered a duly signed share power, endorsed in blank, relating to the Ordinary Shares covered by such Award.

7.3 Restrictions and Conditions. The Restricted Shares awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. (i) The Participant shall not be permitted to Transfer Restricted Shares awarded under this Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Share Award agreement and such agreement shall set forth a vesting schedule and any events which would accelerate vesting of the Restricted Shares. Within these limits, based on service, attainment of performance goals pursuant to Section 7.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Share Award and/or waive the deferral limitations for all or any part of any Restricted Share Award.

(ii) Performance Goals, Formulae or Standards. If the grant of Restricted Shares or the lapse of restrictions is based on the attainment of performance goals, the Committee shall establish the performance goals and the applicable vesting percentage of the Restricted Shares applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the performance goals is substantially uncertain as otherwise determined by the Committee in its sole discretion and, following the Transition Period, that is permitted under Section 162(m) of the Code and Exhibit A hereto with regard to a Restricted Share Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate (and following the Transition Period, if and only to the extent permitted under Section 162(m) of the Code) provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. Following the Transition Period, with regard to a Restricted Share Award that is intended to comply with Section 162(m) of the Code, (x) to the extent that any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto. For the avoidance of doubt, during the Transition Period, the Committee may establish such performance goals as it determines in its sole discretion.

(b) Rights as a Shareholder. Except as otherwise determined by the Committee in its sole discretion, the Participant shall have all of the rights of a holder of Ordinary Shares of the Company with respect to the Restricted Shares, including, without limitation, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to receive any dividends and the right to tender such shares, provided that the Committee may determine, in its sole discretion, at the time of grant that the payment of dividends shall not be deferred until, and conditioned upon, the expiration of the applicable Restriction Period with respect to the Restricted Shares. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee in its sole discretion, shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Ordinary Shares or such other form as is determined by the Committee in its sole discretion upon the lapse of the restrictions.

(c) Termination. Unless otherwise determined by the Committee, in its sole discretion, at grant or, if no rights of the Participant are substantially impaired, thereafter, subject to the applicable provisions of the Restricted Share Award agreement and this Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Shares still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE VIII

OTHER SHARE-BASED AWARDS

8.1 Other Awards. The Committee is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Ordinary Shares, including but not limited to, Ordinary Shares awarded purely as a bonus and not subject to any restrictions or conditions, Ordinary Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, share appreciation rights, share equivalent units, restricted share units, and Awards valued by reference to book value of Ordinary Shares; provided, however, that any share appreciation rights shall have a base price or strike price that is equal to or in excess of Fair Market Value on the date of grant. Other Share-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine, in its sole discretion, the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, such Awards shall be made, the number of Ordinary Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Ordinary Shares under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Share-Based Awards upon the attainment of specified performance criteria (including following the Transition Period the Performance Goals set forth on Exhibit A) or such other factors as the Committee may determine in its sole discretion. If the grant or vesting of an Other Share-Based Award is based on the attainment of performance goals, the Committee shall establish the performance goals for the grant or vesting of such Other Share-Based Awards applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the performance goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and, following the Transition Period, that is permitted under Section 162(m) of the Code and Exhibit A hereto with regard to an Other Share-Based Award that is intended to comply with Section 162(m) of the Code. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances (and, following the Transition Period, if and only to the extent permitted under Section 162(m) of the Code). Following the Transition Period, with regard to an Other Share-Based Award that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance goals shall be based on one or more of the performance criteria set forth in Exhibit A hereto. For the avoidance of doubt, during the Transition Period, the Committee may establish such performance goals as it determines in its sole discretion.

8.2 Terms and Conditions. Other Share-Based Awards made pursuant to this Article VIII shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award agreement and this Plan, Other Share-Based Awards and any Ordinary Shares subject to Awards made under this Article VIII may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. The Participant shall have the right to receive any dividends with respect any Ordinary Shares covered by an Other Share-Based Awards, subject to and conditioned upon the full vesting of the Other Share-Based Awards, provided that the Committee may determine, in its sole discretion, at the time of grant that the payment of dividends with respect to the number of Ordinary Shares covered by an Other Share-Based Awards shall not be deferred until, and conditioned upon, the expiration of the applicable vesting period with respect to the Other Share-Based Awards. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee in its sole discretion, shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Ordinary Shares or such other form as is determined by the Committee, in its sole discretion, upon the lapse of the restrictions.

(c) Vesting. Any Award under this Article VIII and any Ordinary Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee in its sole discretion. At the expiration of any applicable Performance Period, the Committee shall determine, in its sole discretion, the extent to which the performance goals established pursuant to Section 8.1 are achieved and the portion of each Other Share-Based Award that has been earned. The Committee may, at or after grant, accelerate the vesting of all or any part of any Other Share-Based Award based on service, performance and/or such other factors or criteria, if any, as the Committee may determine in its sole discretion.

(d) Payment. Following the Committee’s determination in accordance with subsection (c) above, Ordinary Shares or, as determined by the Committee in its sole discretion, the cash equivalent of such shares shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his legal representative, in an amount equal to such individual’s earned Other Share-Based Award. Notwithstanding the foregoing, the Committee may award an amount less than the earned Other Share-Based Award and/or subject the payment of all or part of any Other Share-Based Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e) Detrimental Activity. Unless otherwise determined by the Committee, in its sole discretion, at grant, each Award of Other Share-Based Awards shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any payment or settlement of Other Share-Based Awards, the Committee shall direct (at any time within one year thereafter) that all outstanding Other Share-Based Awards (whether vested or unvested) shall be immediately forfeited to the Company and that the Participant shall pay over to the Company (i) the Ordinary Shares received from the settlement of any Other Share-Based Award, (ii) if Ordinary Shares received from the settlement of such Other Share-Based Award have been transferred, an amount equal to the Fair Market Value of such Ordinary Shares on the date of settlement, or (iii) if such Other Share-Based Award was settled in cash, an amount equal to any amount paid to the Participant from any Other Share-Based Awards, in each case, which had settled in the period referred to above. The foregoing provision shall cease to apply upon a Change in Control.

(f) Price. Ordinary Shares issued on a bonus basis under this Article VIII may be issued for no cash consideration; Ordinary Shares purchased pursuant to a purchase right awarded under this Article VIII shall be priced, as determined by the Committee in its sole discretion.

(g) Termination. Subject to the applicable provisions of the Award agreement and this Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Award, the Other Share-Based Awards in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

ARTICLE IX

PERFORMANCE-BASED CASH AWARDS

9.1 Performance-Based Cash Awards. Performance-Based Cash Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine, in its sole discretion, the Eligible Employees and Consultants to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award. The Committee may also provide for the payment of a dollar amount under a Performance-Based Cash Award upon the completion of a specified Performance Period.

Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance criteria (including, the Performance Goals specified in Exhibit A attached hereto) established pursuant to Section 9.2(c) below and such other factors as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

Subject to Section 9.2(c), for any Participant the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Committee in its sole discretion based on achievement of performance criteria, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for or any other Participant for that Performance Period or any subsequent Performance Period. At the time the performance criteria are established (as provided in Section 9.2(c)), the Committee shall prescribe a formula to be used to determine the maximum and minimum percentages (which may be greater or less than one-hundred percent (100%), as applicable) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the performance criteria during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the performance criteria; provided that, except as otherwise specified by the Committee with respect to an Individual Target Award, no discretion to reduce a Performance-Based Cash Award earned based on achievement of the applicable performance criteria shall be permitted for any Performance Period in which a Change in Control occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance-Based Cash Awards for the prior Performance Periods have not been paid by the time of the Change in Control, with regard to individuals who were Participants at the time of the Change in Control.

9.2 Terms and Conditions. Performance-Based Cash Awards made pursuant to this Article IX shall be subject to the following terms and conditions:

(a) Committee Certification. At the expiration of the applicable Performance Period, the Committee shall determine, in its sole discretion, and certify in writing the extent to which the performance criteria established pursuant to Section 9.2(c) are achieved and, if applicable, the percentage of the Participant’s Individual Target Award that has been vested and earned.

(b) Waiver of Limitation. In the event of the Participant’s Disability or death, or in cases of special circumstances (to the extent permitted under Section 162(m) of the Code with regard to a Performance-Based Cash Award that is intended to comply with Section 162(m) of the Code), the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article IX.

(c) Performance Goals, Formulae or Standards. The Committee shall establish the performance criteria for the earning of Performance-Based Cash Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the Performance Goals are substantially uncertain as otherwise determined by the Committee in its sole discretion and following the Transition Period, that is permitted under Section 162(m) of the Code with regard to a Performance-Based Cash Award that is intended to comply with Section 162(m) of the Code. Such performance criteria may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, and, following the Transition Period, if and only to the extent permitted under Section 162(m) of the Code and Exhibit A hereto. Following the Transition Period, with regard to a Performance-Based Cash Award that is intended to comply with Section 162(m) of the Code, (x) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect and (y) the applicable performance criteria shall be based on one or more of the Performance Goals set forth in Exhibit A hereto. For the avoidance of doubt, during the Transition Period, the Committee may establish such performance goals as it determines in its sole discretion.

(d) Payment. Following the Committee’s determination, in its sole discretion, and certification in accordance with subsection (a) above, the Performance-Based Cash Award amount shall be paid to the Eligible Employee or his legal representative, in accordance with the terms and conditions set forth in Performance-Based Cash Award agreement, but in no event, except as provided in the next sentence, shall such amount be paid by no later than the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends; or (ii) two and one-half (2 1⁄2) months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends (or, if later, the year in which the Award is earned). Notwithstanding the foregoing, the Committee may place such conditions on the payment of the payment of all or any portion of any Performance-Based Cash Award as the Committee may determine, in its sole discretion, and prior to the beginning of a Performance Period the Committee may (x) provide that the payment of all or any portion of any Performance-Based Cash Award shall be deferred and (y) permit a Participant to elect to defer receipt of all or a portion of any Performance-Based Cash Award. Any Performance-Based Cash Award deferred by a Participant in accordance with the terms and conditions established by the Committee shall not increase (between the date on which the Performance-Based Cash Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). To the extent applicable, any deferral under this Section 9.2(d) shall be made in a manner intended to comply with or be exempt from the applicable requirements of Section 409A of the Code. Notwithstanding the foregoing, the Committee may award an amount less than the amount which otherwise would be payable pursuant to the Performance-Based Cash Award under the applicable Award agreement based on the level of attainment of the performance goals actually achieved.

(e) Termination. Unless otherwise determined by the Committee in its sole discretion, no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a Termination prior to the date such Performance-Based Cash Award is paid.

(f) Maximum Payments. The aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Cash Awards granted to such Participant in respect of any one calendar year shall not exceed $15,000,000; provided, however, that with respect to any Performance-Based Cash Awards subject to a Performance Period longer or shorter than one year, the foregoing Performance-Based Cash Awards limit shall be proportionately adjusted upward or downward; and provided, further, that any Performance-Based Cash Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award agreement or in Section 13.14(a)(ii) of the Plan, a Participant’s unvested Award shall not vest and a Participant’s Award (or any part thereof) shall be treated in accordance with one or more of the following methods as determined by the Committee in its sole discretion:

(a) Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in its sole discretion, and restrictions to which any Restricted Shares or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Shares or other Award shall, where appropriate, receive the same distribution as other Ordinary Shares on such terms as determined by the Committee in its sole discretion; provided that, the Committee may decide to award additional Restricted Shares or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Share Options, any assumed or substituted Share Option shall be structured in a manner intended to comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendments thereto).

(b) The Committee may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the Change in Control Price (as defined below) per share of Ordinary Shares covered by such Awards), less, in the case of an Appreciation Award, the exercise price per Ordinary Share covered by such Award. For purposes of this Section 10.1, the “Change in Control Price” shall mean the price per Ordinary Share paid in the Change in Control transaction, subject to adjustment as determined by the Committee, in its sole discretion, for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price after the consummation of such Change in Control, but in no event less than the fair market value, as determined in the sole discretion of the Committee.

(c) The Committee may provide for the cancellation of any Appreciation Awards without payment, if the Change in Control Price per Ordinary Share covered by such Appreciation Awards is less than the exercise price per share of such Appreciation Awards.

(d) Notwithstanding anything else herein, the Committee may provide for accelerated vesting or lapse of restrictions, of an Award at any time.

10.2 Change in Control. Unless otherwise determined by the Committee, in its sole discretion, in the applicable Award agreement or other written agreement approved by the Committee, and subject to Section 13.14(a)(ii), a “Change in Control” shall be deemed to occur if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Ordinary Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) at any time, individuals who as of the Effective Date constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (the “Required Approval”) of the directors then still in office who either were directors as of the Effective Date or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the shareholders of the Company).

ARTICLE XI

TERMINATION OR AMENDMENT OF PLAN

11.1 Termination or Amendment. Notwithstanding any other provision of this Plan, the Board or the Committee, to the extent permitted by law), may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary or advisable to ensure that the Company may comply with any regulatory requirement referred to in Article XIII or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be substantially impaired without the consent of such Participant and, provided further, without the approval of the holders of the Company’s Ordinary Shares entitled to vote in accordance with applicable law, no amendment may be made which would (i) increase the aggregate number of Ordinary Shares that may be issued under this Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2) or under Section 9(f); (iii) change the classification of individuals eligible to receive Awards under this Plan; (iv) decrease the minimum exercise price of any Share Option or Other Share-Based Award with an exercise price; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals set forth in Exhibit A; (vii) other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Share Options or Other Share-Based Award with an exercise price or to cancel outstanding Share Options or Other Share-Based Award with an exercise price (where prior to the reduction or cancellation the exercise price equals or exceeds the Fair Market Value of the Ordinary Shares underlying such Awards) in exchange for cash, other Awards or Share Options or Other Share-Based Awards with an exercise price that is less than the exercise price of the original Share Options or Other Share-Based Award; or (viii) require shareholder approval in order for this Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Share Options, Section 422 of the

Code. In no event may this Plan be amended without the approval of the shareholders of the Company in accordance with applicable law to increase the aggregate number of Ordinary Shares that may be issued under this Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require shareholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall substantially impair the rights of any holder without the holder’s consent.

Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law. Nothing in the Plan is intended to provide a guarantee of particular tax treatment to any Participant.

ARTICLE XII

UNFUNDED PLAN

12.1 Unfunded Status of Plan. This Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Legend. The Committee may require each person receiving Ordinary Shares pursuant to a Share Option or other Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Committee shall request. In addition to any legend required by this Plan, the certificates and/or book entry accounts for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on Transfer.

All certificates and/or book entry accounts for Ordinary Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or any national automated quotation system on which the Ordinary Shares are then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If necessary or advisable in order to prevent a violation of applicable securities laws or to avoid the imposition of public company reporting requirements, then, notwithstanding anything herein to the contrary, any share-settled Awards under the Plan shall be paid in cash in an amount equal to the Fair Market Value of the Ordinary Shares otherwise payable in connection with the settlement of such Awards.

13.2 Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.3 No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

13.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any Ordinary Shares or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Shares (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Ordinary Shares otherwise deliverable or by delivering Ordinary Shares already owned. Any fraction of an Ordinary Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

13.5 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee in its sole discretion, as long as the Ordinary Shares are listed on a national securities exchange or system sponsored by a national securities association, the issue of any Ordinary Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any offer or sale of Ordinary Shares pursuant to an Award is or may be unlawful or prohibited, or will or may result in the imposition of excise taxes on the Company, under the statutes, rules or regulations of any applicable jurisdiction or under the rules of the national securities exchange on which the Ordinary Shares then are listed, the Company shall have no obligation to make such offer or sale, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to the Ordinary Shares or Awards, and the right to exercise any Option or Appreciation Award shall be suspended until, in the opinion of said counsel, such offer or sale shall be lawful, permitted or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 13.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

13.7 Governing Law. This Plan and actions taken in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws); provided, that the terms and conditions of this Plan shall be limited to the extent required by the Companies (Jersey) Law 1991, as amended, or other applicable laws of Jersey, Channel Islands, and the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with the Companies (Jersey) Law 1991, as amended, and other applicable laws of Jersey, Channel Islands.

13.8 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.9 Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.10 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Ordinary Shares pursuant to any Awards hereunder.

13.11 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same.

13.12 Death/Disability. The Committee may require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary or advisable to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

13.13 Section 16(b) of the Exchange Act. All elections and transactions under this Plan by persons subject to Section 16 of the Exchange Act involving Ordinary Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or advisable for the administration and operation of this Plan and the transaction of business thereunder.

13.14 Section 409A of the Code; Section 457A of the Code.

(a) Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it shall be paid in a manner that will comply with or be exempt from Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 13.14(a). Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(i) A Termination of Employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments delayed pursuant to this Section 13.14(a)(i) shall be paid to the Participant on the first business day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(ii) With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, the settlement of such Award shall not occur until the earliest of (1) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (2) the date such Award would otherwise be settled pursuant to the terms of the applicable Award agreement and (3) the Participant’s “separation of service” within the meaning of Section 409A of the Code, subject to Section 13.14(a)(i).

(iii) For purposes of Code Section 409A, a Participant’s right to receive any installment payments under the Plan and/or pursuant to an Award agreement thereunder shall be treated as a right to receive a series of separate and distinct payments.

(iv) Whenever a payment under the Plan and/or pursuant to an Award agreement thereunder specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(b) Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 457A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 457A of the Code (a “Section 457A Covered Award”), it shall be paid in a manner that will comply with or be exempt from Section 457A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 457A or any damages for failing to comply with Code Section 457A or this Section 13.14(b). Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 457A Covered Awards:

(i) to the extent required by law, upon the Section 457A Covered Awards ceasing to be subject to a substantial risk of forfeiture (within the meaning of Code Section 457A), the applicable amount under Section 457A Awards shall be recognized as taxable income to the Participant as of December 31 of the calendar year in which there ceases to be a substantial risk of forfeiture; and

(ii) in the event that the Participant fails to satisfy any condition that would otherwise be applicable under the Plan (but for the application of this Section 13.14(b)) with regard to the vesting and/or payment of any Section 457A Covered Award, then any Section 457A Covered Award will be immediately forfeited and cancelled and will not be paid to the Participant.

13.15 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

13.16 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.17 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

13.18 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

13.19 Recoupment. In addition to the recoupment provisions set forth herein relating to Detrimental Activity, all Awards granted or other compensation paid by the Company under this Plan, including any Ordinary Shares issued under any Award hereunder, will be subject to any compensation recapture policies established by the Board or the Committee from time to time, as well as any such policies required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Sarbanes-Oxley Act and/or the rules of any national securities exchange on which the Ordinary Shares are then traded.

13.20 Reformation. If any provision regarding Detrimental Activity or any other provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

13.21 Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of an Option or Other Share-Based Award, or other document or notice required or permitted by this Plan or an Award under the Plan that is required to be delivered in writing may, to the extent determined by the Committee in its sole discretion and to the extent permitted by the Company’s articles and bylaws, be delivered and accepted electronically. Signatures may also be electronic. The term “written agreement” as used in the Plan shall include any such document that it is delivered and/or accepted electronically in accordance with the previous sentence.

13.22 Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Ordinary Shares (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Ordinary Shares or any securities convertible into, derivative of, or exchangeable or exercisable for Ordinary Shares, or any other rights to purchase or acquire Ordinary Shares (except Ordinary Shares included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Ordinary Shares acquired pursuant to an Award until the end of such Lock-up Period.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

The Plan was originally adopted by the Board in its resolution adopting the Plan on August 31, 2015, subject to shareholder approval of the Plan in accordance with the requirements of the laws of the Jersey, Channel Islands. The Plan was approved by the shareholders of the Company on September 16, 2015 (the “Effective Date”).

ARTICLE XV

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of (x) the date the Plan is adopted or (y) the date of shareholder approval, provided that Awards granted prior to such tenth anniversary may extend beyond that date in accordance with the terms of the Plan; provided that following the Transition Period, no Award (other than Options) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted unless the performance criteria set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which such shareholders previously approved the performance criteria set forth on Exhibit A. Except as otherwise provided herein, in the event that any such Award is granted, the Award shall be a valid Award but it shall not qualify for the “performance-based compensation” exception under Section 162(m) of the Code unless it is granted subject to the approval of, and is approved by, the shareholders at the first shareholder meeting following such grant.

ARTICLE XVI

NAME OF PLAN

This Plan shall be known as “The NovoCure Limited 2015 Omnibus Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

Performance goals established for purposes of the grant and/or vesting of performance-based Awards of Restricted Shares, Other Share-Based Awards and/or Performance-Based Cash Awards that are intended to be “performance-based” under Section 162(m) of the Code shall be based on one or more of the following performance goals (“Performance Goals”):

(1)	enterprise value or value creation targets of the Company;

(2)	income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;

(3)	cash flow, including, but not limited to, from operations or free cash flow;

(4)	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, or other capital structure improvements, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(5)	net sales, revenues, net income or earnings before income tax or other exclusions of the Company;

(6)	operating margin; return on operating revenue or return on operating profit;

(7)	return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;

(8)	market capitalization, earnings per share, fair market value of the shares of the Company’s Ordinary Shares, franchise value (net of debt), economic value added;

(9)	total shareholder return or growth in total shareholder return (with or without dividend reinvestment);

(10)	proprietary investment results;

(11)	estimated market share;

(12)	expense management/control or reduction (including without limitation, compensation and benefits expense);

(13)	customer satisfaction measures;

(14)	technological improvements/implementation, new product innovation and delivery system improvements;

(15)	research and development, pre-clinical and clinical trial results and FDA or other regulatory approvals;

(16)	collections and reimbursement recoveries;

(17)	property/asset purchases;

(18)	litigation and regulatory resolution/implementation goals;

(19)	leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);

(20)	risk management/implementation;

(21)	development and implementation of strategic plans and/or organizational restructuring goals;

(22)	development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management; and succession planning goals;

(23)	employee satisfaction or staff development;

(24)	formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or to enhance its customer base; or

(25)	completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the shares or assets of the Company.

All Performance Goals may be based upon the attainment of specified levels of the Company (or affiliate, subsidiary, division, other operational unit, business segment or administrative department of the Company or any of its affiliates) performance under one or more of the measures described above and may be measured relative to the performance of other corporations (or an affiliate, subsidiary, division, other operational unit, business segment or administrative department of another corporation). Any goal may be expressed as a dollar figure, on a percentage basis (if applicable) or on a per share basis, and goals may be either absolute, relative to a selected peer group or index, or a combination of both. To the extent permitted under Section 162(m) of the Code, (including, without limitation, compliance with any requirements for shareholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

Except as otherwise determined by the Committee, in its sole discretion, at grant, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee, in its sole discretion, consistent with the requirements of Code Section 162(m)(4)(C) and the regulations thereunder:

(a) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to special, unusual or non-recurring items, events or circumstances affecting the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or the financial statements of the Company (or a Subsidiary, division, other operational unit or administrative department of the Company);

(b) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) during the fiscal year or other applicable performance period; and

(c) all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set and, following the Transition Period, to the extent permitted under Section 162(m) of the Code.

NOVOCURE LIMITED

2015 OMNIBUS INCENTIVE PLAN

SUB-PLAN FOR GRANTEES SUBJECT TO ISRAELI TAXATION

This Sub-Plan (“Sub-Plan”) to the Novocure Limited 2015 Omnibus Incentive Plan (the “Plan”) is hereby established effective as of October 2, 2015.

1.	Definitions

For purposes of this Sub-Plan and the Israeli Option Agreement, the following definitions shall apply:

1.1	“Affiliated Company” – for purposes of eligibility under the Sub-Plan shall have the meaning of the term “Affiliate” in the Plan, provided however that any affiliated entity shall be an “employing company” within the meaning of such term in Section 102 of the Ordinance.

1.2	“Fair Market Value” – solely for the purposes of 102(b) Options, if and to the extent Section 102 prescribes a specific mechanism for determining the Fair Market Value of the shares issued pursuant to exercise of 102(b) Options, then notwithstanding the definition in the Plan, the Fair Market Value of 102(b) Options shall be as prescribed in Section 102, if applicable.

1.3	“3(i) Option” – an Option granted pursuant to Section 3(i) of the Ordinance.

1.4	“Ordinance” – the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.5	“Restricted Period” – as defined in Section 4.3 hereinbelow.

1.6	“Rules” – Income Tax Rules (Tax Benefits in Share Issuances to Employees) 5763-2003

1.7	“Section 102” – Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.8	“Trustee” – the trustee designated or replaced by the Company and/or applicable Affiliated Company for the purposes of the Plan and approved by the Israeli Tax Authorities all in accordance with the provisions of Section 102.

1.9	“102(b) Track Election” – the right of the Company to prefer either the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Ordinance.

1.10	“102(b) Option” means an Option intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Choice of Track), as either:

(i)	“102(b)(2) Option” for the special tax treatments under the “Capital Track”, or

(ii)	“102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track”.

1.11	“Other 102 Option” means an Option granted under the terms of Section 102 of the Ordinance, excluding Section 102(b) Options.

All Awards granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

For the avoidance of any doubt, it is hereby clarified that any capitalized terms not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.	General

2.1	This Sub-Plan shall apply only to Participants who are subject to taxation by the Israeli Income Tax (“Israeli Grantees” or “Optionees”), in order that the grant of Options to the Israeli Grantees may comply with the requirements of Israeli law, including, if applicable, Section 102.

2.2	The Plan and this Sub-Plan are complementary to each other and shall be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall prevail with respect to Options granted to Israeli Grantees under this Sub-Plan.

2.3	Options may be granted under this Sub-Plan as 102(b)(1) Options, 102(b)(2) Options, Other 102 Options or 3(i) Options, at the Company’s discretion and subject to applicable restrictions or limitations as provided in applicable law or the Certificate of Incorporation and By-Laws of the Company.

2.4	To the extent applicable and anything in the Sub-Plan to the contrary notwithstanding, all grants of Options to Israeli Grantees who are directors and office holders (“Nosei Misra” - as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”)) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

2.5	By executing an Israeli Option Agreement (as defined below), the Optionee approves and acknowledges, and each Israeli Option Agreement may include an approval and acknowledgement by an Optionee, that the grant of Options, constitutes inter alia, without derogating from other benefits or remuneration, adequate consideration for ‘service inventions’ (‘hamtzaat sherut’, as such term in defined under Section 132 of the Israeli Patents Law, 5727-1967) for the purposes of Section 134 thereof, to the extent applicable.

3.	Administration

Without derogating from the powers and authorities of the Committee detailed in the Plan, the Committee shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with applicable law or the Certificate of Incorporation and By-Laws of the Company, to administer this Sub-Plan and to take all actions related hereto and to such administration, including without limitation the performance, from time to time and at any time, of any and all of the following:

(a)	designate Awards as 102(b)(1) Options, as 102(b)(2) Options, as Other 102 Options or as 3(i) Options;

(b)	make a 102(b) Track Election (subject to the limitations set under Section 102(g) to the Ordinance);

(c)	the appointment of the Trustee and the designation from time to time of a new Trustee and replacement of either of them at its sole discretion;

(d)	the adoption of forms of Option Agreements to be applied with respect to Israeli Grantees (the “Israeli Option Agreement”), incorporating and reflecting, inter alia, relevant provisions regarding the grant of Options in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Israeli Option Agreements.

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4.	102(b) Options

4.1	Grant in the Name of Trustee:

(a)	Notwithstanding anything to the contrary in the Plan, The 102(b) Options which shall be granted to Israeli Grantees and/or any shares issued upon exercise of such Options and/or any other shares received subsequently following any realization of rights resulting from a 102(b) Option or rights resulting from shares issued upon exercise of a 102(b) Option, shall be issued to a Trustee nominated by the Committee and approved in accordance with the provisions of Section 102 of the Ordinance. The Committee shall determine and approve the terms of engagement of the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Options and Shares held by such Trustee at such time to its successor. The 102(b) Options and/or any shares issued upon exercise of such Options will be held by the Trustee for the benefit of the Israeli Grantees for a period of not less than the minimum period permitted by applicable law without disqualifying such 102(b) Options from treatment under Section 102(b) of the Ordinance. The Trustee will hold such Options or shares resulting from the exercise thereof in accordance with the provisions of the Ordinance, the trust agreement and any other instructions the Committee may issue to him/it from time to time (so long as they do not contradict the Ordinance). Thereafter, the Trustee will transfer the Options or the Shares, as the case may be, to the Optionees upon his/her demand, subject to any deduction or withholding required under the Ordinance or any other applicable law.

(b)	Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into shares by the Optionee or release any shares issued upon exercise of such Options prior to the full payment of the Optionee’s tax liabilities arising from such Options which were granted to him and/or any shares issued upon exercise of such Options.

(c)	Upon receipt of an Option, the Optionee will sign an Israeli Option Agreement or an applicable option award which shall be deemed as Optionee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option or share granted to him thereunder.

(d)	Subject to applicable law, the Committee shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of Optionee under any valid and outstanding Option, which are expressly provided for in the respective Israeli Option Agreement with such Optionee, or (ii) is necessary or desirable in the light of any change or replacement of Section 102.

(e)	Any and all rights resulting from the 102(b) Options and/or any shares issued upon exercise of such Options and/or any other shares received subsequently following any realization of rights resulting from a 102(b) Option, shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such rights shall be subject to the taxation track which is applicable to such shares issued pursuant to the exercise of Options hereunder. Notwithstanding the aforesaid, shares issued pursuant to the exercise of 102(b) Options hereunder or rights resulting from such 102(b) Options may be sold or transferred, and the Trustee may release such shares issued pursuant to the exercise of Options hereunder (or the applicable option award) or rights from trust, prior to the lapse of the minimum period permitted by applicable law, provided however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and/or Section 7 of the Rules, and/or any other provision in any other section of the Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

(f)	Each Israeli Option Agreement evidencing 102(b) Options shall include (i) an approval and acknowledgment by the Optionee of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Optionee is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking not to sell or transfer the Options and/or the shares issued pursuant to the exercise of Options prior to the lapse of the period in which the Options and/or such Shares are held in trust, unless the Optionee pays all taxes, which may arise in connection with such sale and/or transfer.

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4.2	Exercise of Vested 102(b) Options:

Unless other procedures shall be determined from time to time by the Committee and notified to the Israeli Grantees, the mechanism of exercising vested 102(b) Options shall be in accordance with the provisions of the Plan, except that any notice of exercise of 102(b) Options shall be made in such form and method in compliance with the provisions of Section 102 and shall also be delivered in copy to the authorized representative of the Affiliated Company with which the Israeli Grantee is employed and/or engaged, if applicable, and to the Trustee.

4.3	Restrictions on Transfer:

(a)	102(b) Option and the shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares), shall be held by the Trustee for such period of time as required by the provisions of Section 102 applicable to Options granted through a Trustee in the applicable tax track, as per the Election (the “Restricted Period”).

(b)	Subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, the Israeli Grantee shall provide the Company and the Trustee with a written undertaking and confirmation under which the Israeli Grantee confirms that he/she is aware of the provisions of Section 102 and the 102(b) Track Election and agrees to the provisions of such agreement between the Company and the Trustee as may be, undertakes to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, and undertakes not to release, by sale or transfer, the 102 Trustee Options, and the shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares) prior to the lapse of the Restricted Period. The Israeli Grantee shall not be entitled to sell or release from trust the 102(b) Options, nor the shares issued pursuant to the exercise thereof, nor any right attached thereto (including bonus shares), nor to request the transfer or sale of any of the same to any third party, before the lapse of the Restricted Period unless the Israeli Grantee pays all taxes, which may arise in connection with such sale and/or transfer. Notwithstanding the above, if any such sale or transfer occurs during the Restricted Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Grantee.

(c)	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Israeli Option Agreement and applicable law, the Trustee shall not release, by sale or transfer, the shares issued pursuant to the exercise of the 102(b) Options, and all rights attached thereto (including bonus shares) to the Israeli Grantee, or to any third party to whom the Israeli Grantee wishes to sell the shares so exercised unless and until the Trustee has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company and the Trustee. For the removal of doubt, it is clarified that the Trustee may release by sale or transfer to a third party only shares issued pursuant to the exercise of the 102(b) Options (and not Options).

4.4	Voting:

With respect to shares issued pursuant to the exercise of 102(b) Options, such shares shall be voted in accordance with the provisions of the Plan.

5.	Other 102 Option

5.1	Other 102 Option granted hereunder shall be granted to, and the shares issued pursuant to the exercise thereof, shall be issued to, the Israeli Grantee.

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5.2	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Israeli Option Agreement and applicable law, the shares issued pursuant to the exercise of the Other 102 Option, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

5.3	An Israeli Grantee to whom Other 102 Option are granted must provide, upon termination of his/her employment, a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her shares to be issued upon the exercise of his/her outstanding Other 102 Option, all in accordance with the provisions of Section 102.

6.	3(i) Options

6.1	3(i) Options granted hereunder shall be granted to, and the shares issued pursuant thereto shall be issued to, the Israeli Grantee.

6.2	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Israeli Option Agreement and applicable law, the shares issued pursuant to the exercise of the 3(i) Options, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

6.3	The Company may require, as a condition to the grant of the 3(i) Options, that an Israeli Grantee to whom 3(i) Options are to be granted, provide a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her shares to be issued upon the exercise of his/her outstanding 3(i) Options.

7.	Tax Consequences

Without derogating from and in addition to any provisions of the Plan, any and all tax and/or other mandatory payment consequences arising from the grant or exercise of Options, the payment for or the transfer or sale of shares issued pursuant to the 102(b) Options, Other 102 Options or 3(i) Options (as the case may be), or from any other event or act in connection therewith (including without limitation, in the event that the Options do not qualify under the tax classification/tax track in which they were intended) whether of the Company, an Affiliated Company, the Trustee or the Israeli Grantee, including without limitation any non-compliance of the Israeli Grantee with the provisions hereof, shall be borne solely by the Israeli Grantee. The Company, any applicable Affiliated Company, and the Trustee, may each withhold (including at source), deduct and/or set-off, from any payment made to the Israeli Grantee, the amount of the taxes and/or other mandatory payments of which is required with respect to the Options and/or any exercised shares. Furthermore, each Israeli Grantee shall indemnify the Company, the applicable Affiliated Company and the Trustee, or any one thereof, and to hold them harmless from any and all liability for any such tax and/or other mandatory payments or interest or penalty thereupon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax and/or other mandatory payments from any payment made to the Israeli Grantee.

Without derogating from the aforesaid, each Israeli Grantee shall provide the Company and/or any applicable Affiliated Company with any executed documents, certificates and/or forms that may be required from time to time by the Company or such Affiliated Company in order to determine and/or establish the tax liability of such Israeli Grantee.

Without derogating from the foregoing, it is hereby clarified that the Israeli Grantee shall bear and be liable for all tax and other consequences in the event that his/her 102(b) Options and/or the shares issued pursuant to the exercise thereof are not held for the entire Restricted Period, all as provided in Section 102.

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The Company and/or when applicable the Trustee shall not be required to release any Share Certificate to an Israeli Grantee until all required payments have been fully made.

8.	Currency Exchange Rates

Except as otherwise determined by the Committee, all monetary values with respect to Options granted pursuant to this Sub-Plan, including without limitation the Fair Market Value and the exercise price of each Option, shall be stated in United States Dollars. In the event that the exercise price is in fact to be paid in New Israeli Shekels, at the sole discretion of the Committee, the conversion rate shall be the last known representative rate of the U.S. Dollars to the New Israeli Shekels on the date of payment.

9.	Subordination to the Ordinance

9.1	It is clarified that the grant of the 102(b) Options hereunder is subject to the approval by the Tax Authorities of the Plan, this Sub-Plan and the Trustee, in accordance with Section 102.

9.2	Any provisions of Section 102 or Section 3(i) of the Ordinance and/or any of the rules or regulations promulgated thereunder, which is not expressly specified in the Plan or in the applicable Option Agreement, including without limitation any such provision which is necessary in order to receive and/or to keep any tax benefit, shall be deemed incorporated into this Sub-Plan and binding upon the Company, and applicable Affiliated Company and the Israeli Grantee.

9.3	With regards to 102(b) Options, the provisions of the Plan and/or this Sub-Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of this Sub-Plan and of the Option Agreement.

9.4	The Options, the Plan, this Sub-Plan and any applicable Option Agreements are subject to the applicable provisions of the Ordinance, which shall be deemed an integral part of each, and which shall prevail over any term that is inconsistent therewith.

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NOVOCURE LIMITED

2015 OMNIBUS INCENTIVE PLAN

SUB-PLAN FOR SWITZERLAND

This Sub-Plan (“Sub-Plan”) to the Novocure Limited 2015 Omnibus Incentive Plan (the “Plan”) is hereby established effective as of October 2, 2015.

1.	Definitions

1.1	For purposes of this Sub-Plan, the following definition shall apply:

“Swiss Award Agreement” shall mean any agreement between Company and a Participant under which Company grants to such Participant an Award based on the Novocure 2015 Omnibus Incentive Plan, if the respective Participant (i) is an Employee of an Affiliate in Switzerland, (ii) provides its services as a Consultant to an Affiliate in Switzerland, (iii) is a Non-Employee Director of an Affiliate in Switzerland, or (iv) otherwise provides its services as Employee, Consultant or Non-Employee Director under an agreement which is governed by Swiss law.

1.2	For the avoidance of doubt, it is hereby clarified that any capitalized terms not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.	General

2.1	This Sub-Plan applies only to Swiss Award Agreements.

2.2	The Plan and this Sub-Plan are complementary to each other and shall be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, this Sub-Plan shall prevail with respect to Awards granted under Swiss Award Agreements.

2.3	The terms of the Plan and this Sub-Plan shall be incorporated and apply, mutatis mutandis, as applicable, to any and all Swiss Award Agreement. In the event of contradiction between the terms of such a Swiss Award Agreement and the terms of the Plan and/or this Sub-Plan, the provisions of the respective Swiss Award Agreement shall prevail

3.	Voluntary benefit and no entitlement to further awards

3.1	Awards may be granted under this Sub-Plan at the sole and full discretion of Company and subject to applicable restrictions or limitations as provided in applicable law or the Certificate of Incorporation and By-Laws of the Company.

3.2	Any participation by any person is strictly voluntary and any grant made under a Swiss Award Agreement shall be a voluntary benefit for the Participant (Gratifikation) and shall under no circumstances be regarded as salary (Lohn).

3.3	A Swiss Award Agreement gives no entitlement to the Participant to further awards.

4.	Social Security

Where Awards are granted by Company to a Participant under a Swiss Award Agreement, any social security contributions legally due on the granting, vesting or exercising of such Awards respectively Options are shared equally between Company and such Participant.

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5.	Taxes

Income taxes, including capital gain taxes, arising from the grant or exercise of any Award and/or Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or of the Participant) hereunder, shall be borne solely by the Participant.

6.	Currency Exchange Rates

Except as otherwise determined by the Committee, all monetary values with respect to Awards granted pursuant to this Sub-Plan, including without limitation the Fair Market Value and the exercise price of each Option, shall be stated in United States Dollars. In the event that the exercise price is in fact to be paid in Swiss francs, at the sole discretion of the Committee, the conversion rate shall be the last known representative rate of the U.S. Dollars to the Swiss francs on the date of payment.

7.	Amendments and changes of the Plan and/or this Sub-Plan

If reasonably possible, any amendments and changes of the Plan and/or this Sub-Plan will be communicated to a Participant providing its services under a contract governed by Swiss law in writing, and such amendments or changes will only enter into force after a period of time corresponding to the notice period of the respective contract.

8.	Acknowledgments

8.1	Under a Swiss Award Agreement, the respective Participant shall be required to confirm that he/she (i) has received a copy of the Plan and this Sub-Plan, (ii) has carefully read all of the provisions and the terms of the Plan and this Sub-Plan as well as of the respective Swiss Award Agreement, (iii) understands the material content of these provisions, and (iv) agrees to be bound by them.

8.2	Further, the respective Participant shall be required under a Swiss Award Agreement to acknowledge that the Board of Directors and/or the Committee from time to time when appropriate have the right at their sole discretion to amend the Plan and/or this Sub-Plan.

9.	Governing Law

Any Swiss Award Agreement shall be governed by Swiss law.

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